UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

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HIGHWOODS PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

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Highwoods PROPERTIES

PROXY STATEMENT

2020 NOTICE OF ANNUAL MEETING

March 27, 2020

Dear Fellow Stockholder:
We are pleased to invite you to attend the 2020 annual meeting of stockholders of Highwoods Properties, Inc. The annual meeting will be held on Tuesday, May 12, 2020 at 11:30 A.M., Eastern Time, in Suite 600 of our Smoketree Tower building, which is located at 3100 Smoketree Court, Raleigh, North Carolina.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask you to review these materials carefully and to use this opportunity to take part in the affairs of Highwoods by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and senior leadership team will be available to answer appropriate questions from stockholders.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.
Thank you for your continued support of Highwoods.
Cordially,
CARLOS E. EVANS
Chair of the Board of Directors

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
__________________________________________________________________________________________________________________________________________________________________________

Date:	Tuesday, May 12, 2020

Time:	11:30 A.M. Eastern Time

Place:	Smoketree Tower, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina*

*
As part of our precautions regarding the spread of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the meeting may be conducted as a “virtual” or “hybrid” meeting. If we take this step, we will announce the decision to do so by May 1, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Record Date:	Tuesday, March 10, 2020

Items of Business:	1. To elect eight directors to serve a one-year term and until their respective successors are duly elected and qualified

2. To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2020

3. To vote on an advisory proposal regarding executive compensation

4. To act on a proposal to approve our 2020 employee stock purchase plan

5. To transact such other business as may properly come before the meeting or any adjournments

Proxy Voting:
Whether or not you plan to attend the meeting, your vote is very important. You may vote via a toll-free telephone number or online. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained on the proxy card and in the Notice of Internet Availability of Proxy Materials. If you execute a proxy by telephone, online or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

On March 27, 2020, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2019 annual report, and how to vote.
By Order of the Board of Directors
JEFFREY D. MILLER
Executive Vice President, General Counsel and Secretary
March 27, 2020

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TABLE OF CONTENTS
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HIGHWOODS AT-A-GLANCE
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Business

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HIGHWOODS AT-A-GLANCE
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Governance

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HIGHWOODS AT-A-GLANCE
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Environmental Sustainability

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CORPORATE GOVERNANCE AND BOARD MATTERS
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Composition of the Board of Directors
The board currently consists of eight directors. The current members of our Board of Directors are Charles A. Anderson, Gene H. Anderson, Thomas P. Anderson, Carlos E. Evans, David J. Hartzell, Sherry A. Kellett, Theodore J. Klinck and Anne H. Lloyd. Mr. T. Anderson was elected as a director effective January 29, 2020 and Edward J. Fritsch retired as a director effective September 1, 2019. The following table provides current membership information for the Board and each of its committees:

Director Name	Independent	Audit	Compensation and Governance	Executive	Investment
Charles A. Anderson	√				Member
Gene H. Anderson	√			Member	Member
Thomas P. Anderson	√		Member
Carlos E. Evans	√		Chair	Chair
David J. Hartzell	√	Member			Member
Sherry A. Kellett	√	Member
Theodore J. Klinck				Ex-Officio	Chair
Anne H. Lloyd	√	Chair	Member	Member
Board Independence, Leadership and Other Activities
Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying bright-line criteria established by the NYSE, the board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The board has determined that Mses. Kellett and Lloyd and Messrs. C. Anderson, G. Anderson, T. Anderson, Evans and Hartzell all satisfy the bright-line criteria and none has a relationship with us that would interfere with their ability to exercise independent judgment. None of the directors is related to any other director. The board does not believe the lease of office space to a family business controlled by Mr. G. Anderson impairs such director’s independence. The terms and conditions of the lease were comparable to terms and conditions then prevailing in the competitive marketplace. In addition, none of these directors other than Mr. G. Anderson (who retired from our company in June 2009) has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us except for compensation as a director.
No member of our audit committee has accepted any consulting, advisory or other compensatory fee from us other than as set forth under “-Compensation of Directors.” Further, the board has determined that each member of the committee is financially literate and two members, Mses. Kellett and Lloyd, are financial experts.
The Board believes it is prudent that the positions of chair and chief executive officer continue to be separate.
The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company and our stockholders. The board oversees our company’s overall strategic planning process, including the implementation and effectiveness of our strategic plan. As part of this process, the board regularly

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evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The board believes that establishing an appropriate “tone at the top” and candid and constructive conversation between management and the board are essential for effective risk management and oversight. The board oversees management’s overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities. The audit committee is responsible for overseeing management's risk assessment and risk management processes designed to monitor and control financial risk exposures, including cyber security risk. The compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The board and its committees routinely meet and communicate with our executive officers as appropriate in the board’s consideration of matters submitted for approval and risks associated with such matters.
Board Meetings
At each in-person meeting of the board, our independent directors meet in executive session. Our board chair (or, in the chair’s absence, another independent director designated by the chair) presides over such executive sessions. In 2019, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. The board encourages its members to attend each annual meeting. All seven persons then serving as directors attended our 2019 annual meeting.
The board held 11 meetings in 2019.
Compensation and Governance Committee
The committee, which currently consists of Mr. T. Anderson, Mr. Evans (Chair) and Ms. Lloyd, determines compensation for our executive officers and oversees our incentive plans. Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
The committee also makes recommendations regarding board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics of board members as well as the composition of the board as a whole. This assessment includes consideration as to the members’ independence, diversity, age, tenure, skills and experience in the context of the needs of the board. The same criteria are used by the committee in evaluating nominees for directorship. Currently, two of our independent directors are female and one is a person of Latin American origin.
The minimum qualifications for serving as a director are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's oversight of the business and affairs of our company and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. When considering new candidates for election, or when considering re-nomination of a director for an additional term, the board evaluates the candidate’s expected contribution, level of engagement, diversity, age, skills and experience in the context of the needs of the board. The board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the board. However, the board does not believe that, in every instance, directors who retire or change from the positions they held when they were elected to

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the board should necessarily leave the board. There should, however, be an opportunity for the board, through the committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. Our corporate governance guidelines provide that no person having attained the age of 75 years may be appointed, re-appointed or nominated for election or re-election as a director. Upon the recommendation of the committee, the board may make exceptions to this policy as it deems appropriate.
The board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than three other public company boards of directors while serving on our board. No director currently serves on the board of more than two other publicly-traded companies.
The committee and the board consider each director’s length of tenure when considering board composition and seek to maintain an overall balance of experience and continuity along with fresh perspectives. In addition, the committee and the board assess whether a director can continue to dedicate the time and effort, and exhibit the independence of mind, required to meaningfully contribute to the independent oversight of our business and management. Annual re-nomination of directors is not automatic and the board’s annual self-evaluation process contributes to the committee’s and the board’s consideration of directors’ continuing service.
In making any nominee recommendations to the board, the committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the chair of the compensation and governance committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The committee may, in its sole discretion, reject or accept any such recommendation.
The board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the committee receives comments from all directors and reports annually to the board with an assessment of the board’s performance. The assessment focuses on the board’s contribution to our overall success and specifically focuses on areas in which the board believes that its performance could improve.
The committee is responsible for reviewing any transactions or arrangements that involve potential conflicts of interest involving executive officers, directors and their immediate family members, including any transactions or arrangements requiring disclosure under Item 404(a) of Regulation S-K. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the chief executive officer, who will then address the matter with the committee and the full board. In that situation, the director with the potential conflict would recuse himself or herself from all discussions of the board or any committee related to the conflict, except to the extent the board or a committee requests such director to participate. Any vote by the board or a committee to approve the matter or transaction giving rise to the potential conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board. We require all of our employees to complete an annual conflict of interest questionnaire. The results are then reviewed with the committee. Because the facts and circumstances regarding potential conflicts cannot be predicted, the board

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has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the committee (and the board, if necessary) will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding a potential conflict of interest.
The compensation and governance committee held seven meetings in 2019.
Compensation and Governance Committee Interlocks
No member of the compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each is an independent director. None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board or the committee.
Audit Committee
The audit committee, which currently consists of Mr. Hartzell, Ms. Kellett and Ms. Lloyd (Chair), approves the engagement of our independent registered public accounting firm (which we refer to as our “independent auditor”), reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financial reporting. The committee also oversees our internal audit and risk management functions.
The audit committee held nine meetings in 2019.
Investment Committee
The investment committee, which currently consists of Messrs. C. Anderson, G. Anderson, Hartzell and Klinck (Chair), has overall responsibility for approving significant acquisitions, developments and dispositions.
The investment committee held three meetings in 2019.
Executive Committee
The executive committee, which currently consists of Messrs. G. Anderson, Evans (Chair) and Klinck (ex-officio) and Ms. Lloyd, meets on call by our board chair and may exercise all of the powers of the board, subject to the limitations imposed by applicable law, the bylaws or the board.
The executive committee held 13 meetings in 2019.
Other Stockholder Information
The board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any

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amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website at www.highwoods.com.
As a means of encouraging dialogue on appropriate issues of interest to significant long-term investors, from time to time we invite investors and analysts to participate in informal sessions with directors. Our board believes such engagement is an effective avenue for gathering unfiltered perspectives from such constituents that have a legitimate interest in gaining a deeper understanding of board oversight of succession planning, compensation and/or risk management. Also, interested parties, such as employees and stockholders, may communicate directly with our independent directors by writing to our board chair, c/o Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the committee concerning regulatory compliance, accounting, audit or internal control issues. Written communications may be addressed to the chair of the audit committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of business conduct and ethics by calling (800) 677-9884. Our corporate governance guidelines, code of business conduct, code of ethics for our chief executive officer and senior financial officers, audit committee charter and compensation and governance committee charter are available under the “Investors/Governance/Governance Documents” section of our website. Information on our website is not considered part of this proxy statement.
Compensation of Directors
In 2019, Pearl Meyer & Partners, an independent compensation consulting firm (“Pearl Meyer”), was retained to review and evaluate our non-employee director compensation program. Pearl Meyer provides no other services to us.
In 2019, the annual base cash retainer for non-employee directors was $60,000. Our board chair received an additional annual cash retainer of $40,000, the chair of the compensation and governance committee received an additional annual cash retainer of $10,000 and non-employee directors on the investment committee received additional annual cash retainers of $10,000. From January 1, 2019 to March 31, 2019, members of the audit, executive and compensation and governance committees received additional annual cash retainers of $5,000 for each committee, except that the additional annual cash retainer was $20,000 for the chair of the audit committee. Effective April 1, 2019, the additional annual cash retainer for members of the audit, executive and compensation and governance committees was increased to $7,500 and the additional annual cash retainer for the chair of the audit committee was increased to $22,500. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. On March 1, 2019, non-employee directors received a grant of time-based restricted stock with a value of approximately $90,000. Starting in 2019, shares of time-based restricted stock granted to non-employee directors will vest on the first anniversary of the grant date. One-year vesting more closely aligns the vesting period with the elected one-year terms of directors as compared to grants in prior years, which vested ratably on an annual basis over a four-year period.

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The following table provides information regarding non-employee director compensation during 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Charles A. Anderson	$70,000	$89,517	$7,858	$167,375
Gene H. Anderson	$76,875	$89,517	$7,858	$174,250
Carlos E. Evans	$116,875	$89,517	$7,858	$214,250
David J. Hartzell	$76,875	$89,517	$7,858	$174,250
Sherry A. Kellett	$72,162	$89,517	$7,858	$169,537
Anne H. Lloyd	$83,463	$89,517	$5,373	$178,353
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(1)
Reflects the grant date fair value. As of December 31, 2019, each person then serving as a non-employee director, other than Ms. Lloyd, held 4,419 unvested shares of time-based restricted stock. Ms. Lloyd, who became a director in January 2018, held 3,205 unvested shares of time-based restricted stock.

(2)	Consists of dividends declared in 2019 on outstanding time-based restricted stock.
Stock Ownership Guidelines
Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Chief Executive Officer	6x Base Salary
Other Named Executives	5x Base Salary
Directors	4x Annual Base Cash Retainer
Named executives and directors are expected to comply with these guidelines within five years. Officers may not sell shares of our common stock or exercise in-the-money stock options, except for net share settlements, unless they comply with these guidelines. The committee is routinely provided with a report indicating whether each officer is in compliance with these guidelines. Our directors and officers also may not directly or indirectly engage in any hedging transaction involving shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. This includes holding securities in margin accounts or pledging securities to collateralize personal loans or lines of credit. Since commencement of this policy in 2009, none of our officers or directors has engaged in any hedging transaction involving our securities.

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Principal and Management Stockholders
The following table shows the number of shares of our common stock beneficially owned as of March 10, 2020 by each director and named executive and all directors and executive officers as a group and as of December 31, 2019 for each group known to us to be holding 5% or more of our common stock:

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)
Charles A. Anderson	11,098	*
Gene H. Anderson (3)	800,424	*
Thomas P. Anderson	1,852	*
Carlos E. Evans	24,976	*
David J. Hartzell	23,520	*
Sherry A. Kellett	17,317	*
Theodore J. Klinck	194,757	*
Brian M. Leary	35,344	*
Anne H. Lloyd	5,425	*
Brendan C. Maiorana	15,527	*
Jeffrey D. Miller	133,019	*
Mark F. Mulhern	144,700	*
All executive officers and directors as a group (12 persons)	1,407,959	1.4%
Victory Capital Management Inc. (4)	6,037,433	5.8%
FMR LLC (5)	7,355,445	7.1%
BlackRock, Inc. (6)	11,766,203	11.3%
The Vanguard Group, Inc. (7)	15,556,982	15.0%
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*	Less than 1%

(1)	Includes the following stock options that were exercisable as of March 10, 2020: 59,768 for Mr. Klinck; 38,289 for Mr. Miller and 44,991 for Mr. Mulhern.

(2)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.

(3)
Mr. G. Anderson pledged 465,000 shares of common stock (including operating partnership units) to collateralize a personal line of credit before adoption of our anti-hedging policy in 2009. Mr. Anderson subsequently reduced his pledge to 400,000 shares.

(4)	Information obtained from Schedule 13G filed with the SEC. Located at 4900 Tiedeman Rd., 4th Floor, Brooklyn, OH 44144.

(5)
Information obtained from Schedule 13G filed with the SEC. Located at 245 Summer Street, Boston, MA 02210. FMR LLC is the parent holding company of FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR Co., Inc. and Strategic Advisors LLC.

(6)
Information obtained from Schedule 13G filed with the SEC. Located at 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. is the parent holding company of BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, National Association, BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd. and BlackRock Life Limited, which are investment advisers for a variety of segregated BlackRock mutual funds and indices.

(7)
Information obtained from Schedule 13G filed with the SEC. Located at 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. is the parent holding company of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

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Equity Compensation Plans
The following table provides information as of December 31, 2019 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	584,902	$45.75	2,249,056
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”

(2)
Consists of our 2015 long-term equity incentive plan under which the compensation and governance committee may grant stock options and restricted stock to our employees, officers and directors and our 2010 employee stock purchase plan under which all employees may contribute a portion of their compensation to acquire shares of our common stock at a 15% discount. Also consists of awards previously made prior to May 13, 2015 under our 2009 long-term equity incentive plan that remain outstanding and/or remain issuable in accordance with the terms of that plan and applicable award agreements. See Proposal 4 for a proposal to approve our 2020 employee stock purchase plan, which would replace our 2010 employee stock purchase plan that expires at this meeting.

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PROPOSAL 1: ELECTION OF DIRECTORS
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At this annual meeting, the terms of office for all of our directors will expire. The eight persons listed below have been nominated as directors to hold office until the 2021 annual meeting and until any successors are elected and qualified. The board recommends a vote FOR each of the nominees. Should any one or more of these nominees become unable to serve for any reason, the board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the board.
Even though our charter provides for a plurality voting standard for election of directors, our corporate governance guidelines provide that, in uncontested elections such as at this meeting, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election must promptly offer to resign following certification of the vote. The compensation and governance committee would then make a recommendation to the board as to whether the resignation should be accepted. The board would then decide whether to accept the resignation and disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Nominees for Election to Term Expiring 2021

Charles A. Anderson Director Age: 59 Director Since: 2014

Chuck Anderson co-founded Bandera Ventures, a private real estate development and investment firm, in 2003. Prior to founding Bandera Ventures, Chuck was with the Trammell Crow Company for 16 years, where he was senior executive director, responsible for the development and investment group for the western United States. He also served on Trammell Crow’s executive and operating committees. Chuck is a director, chair of the compensation committee and a member of the nominating and corporate governance committees of one other publicly-traded company, Triumph Bancorp, Inc. (NASDAQ: TBK), a financial holding company. Chuck also serves on the board of directors of The Cooper Institute and East-West Ministries and is active in the Watermark Community Church.
The board recommends a vote FOR Chuck given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry.
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Gene H. Anderson Director Age: 74 Director Since: 1997

Gene Anderson served as regional manager of our Atlanta and Greensboro operations until his retirement in June 2009. He is managing principal of G.H. Anderson & Company, a private investment firm. Before joining Highwoods, Gene was president of Anderson Properties, Inc., a private real estate development company. Gene is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and a past national board member of the National Association of Industrial and Office Properties. Gene is not a director of any other publicly-traded company.
The board recommends a vote FOR Gene given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry and business community.
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Thomas P. Anderson Director Age: 71 Director Since: 2020

Tom Anderson has had an extensive career in banking, finance, investment management and real estate. He retired in June 2019 after 18 years as chief executive officer of the Medical University of South Carolina Foundation. Previously, Tom spent 27 years at Bank of America as president of Bank of America South Carolina and head of its Carolinas Business Banking group. He is a life trustee of the Saul Alexander Foundation, a director and treasurer of the Winwood Farm Home for Boys and a senior vice president at Plantation Services, a real estate and land management firm.
The board recommends a vote FOR Tom given his executive leadership skills and his expertise in real estate, finance, capital markets and strategic transactions.
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Carlos E. Evans Board Chair Age: 68 Director Since: 2015

Carlos Evans retired from Wells Fargo Bank in May 2014, where he served as executive vice president, group head of the eastern division of Wells Fargo commercial banking, had responsibility for the bank’s government and institutional banking group and served on Wells Fargo’s management committee. Carlos joined First Union National Bank in 2000 as the wholesale banking executive for the commercial segment prior to its merger with Wachovia Corporation in 2001. From 2006 until Wachovia’s merger with Wells Fargo in 2009, Carlos was the wholesale banking executive and an executive vice president for the Wachovia general banking group. Carlos is a director and member of the compensation committee of one other publicly-traded company, Sykes Enterprises, Incorporated (NASDAQ: SYKE), a global business process outsourcing company. Carlos is chairman emeritus of the board of the Spoleto Festival USA. He is also a director emeritus of Queens University of Charlotte. Carlos is a person of Latin American origin.
The board recommends a vote FOR Carlos given his expertise in finance, capital markets and strategic transactions and experience as an executive officer of a major financial institution.
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David J. Hartzell, Ph.D. Director Age: 64 Director Since: 2009

Dave Hartzell is the Steven D. Bell and Leonard W. Wood Distinguished Professor in Real Estate at the University of North Carolina Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dave was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. Dave is not a director of any other publicly-traded company.
The board recommends a vote FOR Dave given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and experience in real estate investment banking.
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Sherry A. Kellett Director Age: 75 Director Since: 2005

Sherry Kellett served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Sherry previously served as corporate controller of Southern National Corporation. Sherry previously held several positions at Arthur Andersen & Co. Sherry is not a director of any other publicly-traded company. Sherry is a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA.
The board recommends a vote FOR Sherry given her experience leading the accounting department of a major financial institution, experience serving on the boards of a financial services company and another publicly-traded REIT and risk assessment and financial reporting expertise.
__________________________________________________________________________________________________________________________________________________________________________

Theodore J. Klinck Director Age: 54 Director Since: 2019

Ted Klinck became our chief executive officer, director and chair of our investment committee in September 2019. Ted was our president and chief operating officer since November 2018, executive vice president and chief operating and investment officer from September 2015 to November 2018 and senior vice president and chief investment officer from March 2012 to August 2015. Before joining us in March 2012, Ted served as principal and chief investment officer with Goddard Investment Group, a privately-owned real estate investment firm. Previously, Ted had been a managing director at Morgan Stanley Real Estate.

The board recommends a vote FOR Ted given his strategic leadership skills, experience in acquiring, developing, selling and operating real estate assets and role as our chief executive officer.
__________________________________________________________________________________________________________________________________________________________________________

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Anne H. Lloyd Director Age: 58 Director Since: 2018

Anne Lloyd is a certified public accountant and served as executive vice president and chief financial officer of Martin Marietta Materials, Inc. (NYSE: MLM), a leading supplier of building materials, from June 2005 until her retirement in August 2017. She joined Martin Marietta in 1998 as vice president and controller and was promoted to chief accounting officer in 1999. Anne is a director and member of the audit committee of James Hardie Industries, plc (NYSE: JHX), a world leader in manufacturing fiber cement siding and backboard. She also served as interim chief financial officer of James Hardie Industries, plc from August 2019 until February 2020. Anne is also a director and member of the audit and executive compensation committees of Insteel Industries Inc. (NASDAQ: IIIN), the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications.
The board recommends a vote FOR Anne given her experience as an executive officer of a major industrial company, background as a certified public accountant, experience serving on the board of directors of two publicly-traded companies and risk assessment and financial reporting expertise.
__________________________________________________________________________________________________________________________________________________________________________

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PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITOR FOR 2020
__________________________________________________________________________________________________________________________________________________________________________

The audit committee intends to appoint Deloitte & Touche LLP as our independent auditor for 2020. If the appointment of Deloitte & Touche is not ratified, the committee anticipates that it will nevertheless engage Deloitte & Touche as our independent auditor for 2020 but will consider whether it should select a different independent auditor for 2021. Representatives of Deloitte & Touche are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire. They are also expected to be available to respond to appropriate questions.
The board recommends a vote FOR this proposal.
Independent Auditor Fees
The following table provides information regarding the fees recorded in our financial statements for professional services rendered by Deloitte & Touche:

	2019	2018	2017
Audit Fees
Annual audit and quarterly reviews	$1,119,795	$1,121,395	$810,199
New accounting standards and investment transactions	$174,900	$45,500	$12,400
Comfort letters, consents and assistance with offerings and related SEC documents	$83,440	$59,700	$111,200
Subtotal	$1,378,135	$1,226,595	$933,799
Tax Fees
Tax compliance, planning and research	$27,542	$41,979	$42,275
Total	$1,405,677	$1,268,574	$976,074
Pre-Approval Policies
The audit committee requires the pre-approval of all fees paid to our independent auditor. All fees paid to Deloitte & Touche for services incurred during 2019 were pre-approved in accordance with the committee’s policies. Before an independent auditor is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the committee or such services must fall within a category of services that are pre-approved by the committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the committee chair, with a review by the committee at its next scheduled meeting. The committee has determined that the rendering of non-audit services by Deloitte & Touche during or relating to 2019 was compatible with maintaining such firm’s independence.
Audit Committee Report
The audit committee provides general oversight of the financial reporting process, the internal audit function and the appointment and compensation of the independent auditor on behalf of the board. The independent auditor reports directly to the committee, and the committee assesses the independence of the independent auditor and the overall quality of the audit. Oversight of the internal audit function includes appointment, removal, performance evaluation and compensation of the internal auditor.

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Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting, as well as assessing and reporting on the effectiveness of internal control over financial reporting. The company’s independent auditor is responsible for expressing opinions, based on its audits, on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the committee has reviewed with management and Deloitte & Touche the company’s audited financial statements for the year ended December 31, 2019 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2019 contained in the 2019 annual report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees. The committee also reviewed and discussed with management and Deloitte & Touche the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2019 annual report. In addition, the committee received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche the firm’s independence and considered the compatibility of any non-audit services rendered by Deloitte & Touche on the firm’s independence.
In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2019 annual report with the SEC, the committee recommended to the board (and the board approved) that the audited financial statements be included in the annual report.
Audit Committee: David J. Hartzell, Sherry A. Kellett, Anne H. Lloyd (Chair)

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PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
__________________________________________________________________________________________________________________________________________________________________________

Federal law generally requires each public company to include in its proxy statement a non-binding advisory vote regarding the compensation of the company’s named executives, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “say-on-pay” vote. At our 2017 annual meeting, our stockholders voted on, among other matters, an advisory proposal regarding the frequency of holding a say-on-pay vote. A majority of the votes cast on the frequency proposal were cast in favor of holding a say-on-pay vote every year, which was consistent with the recommendation of our board of directors. The board considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a say-on-pay vote every year until the next required advisory vote on the frequency of holding say-on-pay votes at our 2023 annual meeting.
Accordingly, we are providing stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed under “-Compensation Discussion and Analysis,” the board believes our executive compensation program appropriately links executive compensation to our performance and aligns the interests of executive officers and stockholders. Highlights of our program, which is administered by our compensation and governance committee, include the following:

•	Overall compensation is intended to be at competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

•
Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.

•	Officers earn amounts under our annual non-equity incentive program only to the extent pre-defined performance criteria established by the committee are achieved during the year.

•
A substantial portion of the long-term equity incentive awards granted to officers is at risk to the extent pre-defined performance criteria established by the committee are not achieved during the applicable performance period.

•	The committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.

•
We have a recoupment policy under which the board can require reimbursement of any equity or non-equity incentive compensation awarded or paid to an executive officer whose fraud or intentional misconduct caused our company to restate its financial statements.

We request stockholder approval of the compensation of our named executives as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee will consider the outcome of the vote when making future compensation decisions.
The board recommends a vote FOR this proposal.

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Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation of persons serving as our principal executive officer, our principal financial officer and three other executive officers during 2019:

Edward J. Fritsch	Chief Executive Officer
Theodore J. Klinck	President and Chief Executive Officer
Mark F. Mulhern	Executive Vice President and Chief Financial Officer
Brian M. Leary	Executive Vice President and Chief Operating Officer
Jeffrey D. Miller	Executive Vice President, General Counsel and Secretary
Brendan C. Maiorana	Executive Vice President of Finance and Investor Relations
Mr. Klinck, who previously served as president and chief operating officer, assumed the role of chief executive officer upon Mr. Fritsch’s retirement on September 1, 2019. Mr. Leary joined us as executive vice president and chief operating officer on July 15, 2019 and Mr. Maiorana was promoted to executive vice president of finance and investor relations on July 1, 2019.
Compensation Decision Making
Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including our named executives. Actual compensation decisions with respect to the chief executive officer are made solely by the committee. Actual compensation decisions with respect to our other named executives are made by the committee after receiving input from the chief executive officer. Grants of awards to directors and officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
Our executive compensation program was originally designed and implemented in 1999 with extensive input from Mercer Human Resource Consulting. The compensation and governance committee first engaged Mercer in 1999 and then again in 2004 and 2007 to review our existing compensation practices and suggest changes based on trends and developments impacting executive compensation and its best practices knowledge. In 2012, the committee engaged FTI Consulting, a nationally recognized compensation consultant specializing in the real estate industry, to review our executive and non-employee director compensation programs. In 2019, the committee engaged Pearl Meyer to review the compensation of our chief executive officer and our chief operating officer.
It was favorably noted that our stockholders overwhelmingly approved our executive compensation program at the 2019 annual meeting. Holders of 89.2 million shares of our common stock, or 96.5% of the total votes cast, voted FOR the advisory vote on executive compensation. The compensation and governance committee considered these voting results as supportive of our overall executive compensation practices.

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Compensation Objectives and Components
Compensation for our officers is based largely on the following principles:

•	variable compensation is a significant part of compensation, with the percentage at-risk increasing at higher levels of responsibility;

•	differences in executive compensation should reflect differing levels of responsibility and performance;

•
employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and contribution;

•	performance-based compensation focuses officers on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;

•
incentive compensation plans should encourage officers to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term viability of our company; and

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.
Peer Group
A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs that our board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets, revenues and capital structure. The peer group typically changes from time to time due to industry consolidation, new market entrants, significant shifts in portfolio types, etc.
Publicly available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

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Our peer group consists of the following REITs:
The following table provides key information for each peer company according to publicly available information as of December 31, 2019 ($ in millions):

				Total Shareholder Return
Name	Headquarters	Employees	Total Enterprise Value	1 Year	3 Year	5 Year	10 Year
Highwoods Properties, Inc.	Raleigh, NC	431	$7,828	31.8%	7.8%	36.0%	131.8%
Brandywine Realty Trust	Radnor, PA	337	$4,856	28.9%	9.1%	22.6%	120.6%
Columbia Property Trust, Inc.	Atlanta, GA	93	$3,883	12.3%	8.1%	2.3%	N/A
Corporate Office Properties Trust	Columbia, MD	394	$5,221	45.2%	5.6%	26.4%	24.1%
Cousins Properties Incorporated	Atlanta, GA	331	$8,465	34.6%	32.1%	44.6%	149.1%
Hudson Pacific Properties, Inc.	Los Angeles, CA	347	$9,509	33.4%	18.3%	43.3%	N/A
Kilroy Realty Corporation	Los Angeles, CA	267	$12,851	36.8%	23.2%	40.0%	270.5%
Mack-Cali Realty Corporation	Edison, NJ	283	$5,419	22.3%	-10.7%	43.7%	4.9%
Piedmont Office Realty Trust, Inc.	Johns Creek, GA	134	$4,267	35.9%	23.7%	50.1%	N/A
Compensation Risk Assessment
Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain employees (but not our named executives) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project and are included in the pro forma budget for the project. The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our named executives and, in most cases, the full board or the investment committee of our board, none of whom are eligible to receive such incentives. We also pay our in-house leasing representatives commissions for signed leases. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which deducts leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company, none of whom are eligible to receive such commissions. Generally, lease transactions of a particular size or that

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contain terms or conditions that exceed certain guidelines also must be approved in advance by our senior leadership team. Additionally, we have an internal guideline whereby customers that account for more than 3% of our annualized revenues are periodically reviewed with the board. As of December 31, 2019, only the federal government (4.6%) and Bank of America (3.7%) accounted for more than 3% of our annualized cash revenues.
Base Salary
Base salaries for our employees are determined by position, which takes into consideration the scope of job responsibilities, the employee’s level of experience and expertise and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high-quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of our named executives is intended to approximate the 50th percentile of our peer group. Our named executives each received a 2% base salary adjustment effective April 1, 2019. Upon Mr. Klinck assuming the role of chief executive officer on September 1, 2019, his annual base salary was increased from $457,980 to $625,000. Messrs. Klinck, Leary, Mulhern, Miller and Maiorana will each receive a 2.5% base salary adjustment effective March 29, 2020. The compensation and governance committee decided to increase Mr. Klinck’s annual base salary by an additional 5.5% to ensure his annual base salary more closely aligns with the 50th percentile compared to chief executive officers of our peer companies.  Mr. Maiorana’s base salary was also increased by an additional 3%. As of March 29, 2020, the annual base salaries in effect for each of our named executives will be as follows:

Name	Salary
Theodore J. Klinck	$675,000
Mark F. Mulhern	$466,293
Brian M. Leary	$461,250
Jeffrey D. Miller	$338,742
Brendan C. Maiorana	$289,677
Employee Benefits and Perquisites
Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short and long-term disability insurance, basic life insurance and eligibility for health and supplemental life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program. Officers are entitled to receive additional annual perquisites not widely available to all salaried employees, such as a vehicle allowance and reimbursement for personal financial consulting services.
Annual Non-Equity Incentive Program in 2019
Each year, officers participate in our annual non-equity incentive program pursuant to which they are eligible to earn cash payments based on a percentage of their annual base salary as of the end of such year. Under this component of our executive compensation program, officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. In addition to considering the pay practices of our peer group in determining each officer’s annual incentive

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percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position, the greater the portion of compensation that varies with performance.
For 2019, the target annual incentive percentage for the named executives was as follows (pro rated if and to the extent applicable):

Name	Target Annual Non-Equity Incentive Percentage	2019 Pro Rated Target Non-Equity Incentive Percentage
Edward J. Fritsch (1)	135%	90%
Theodore J. Klinck (2)	95/130%	109%
Mark F. Mulhern	90%	90%
Brian M. Leary (3)	90%	42%
Jeffrey D. Miller	75%	75%
Brendan C. Maiorana	60%	60%

(1)	Mr. Fritsch retired as chief executive officer effective September 1, 2019.

(2)
Mr. Klinck assumed the role of chief executive officer upon Mr. Fritsch’s retirement. For the eight months of 2019 during which Mr. Klinck served as president and chief operating officer, the target annual incentive percentage for the chief operating officer was 95%. For the four months of 2019 during which Mr. Klinck served as president and chief executive officer, the target annual incentive percentage for the chief executive officer was 130%.

(3)	Mr. Leary joined us on July 15, 2019.
The percentage amount an officer may earn under the annual non-equity incentive program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For our named executives, who serve as corporate executives, the actual performance factor of 60% is based on the goals and criteria applied to our performance as a whole. Officers participating in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our projected performance, which is an important tool in keeping our employees focused on achieving our strategic and operating goals.
The components and weighting of each year’s performance metrics are approved by the compensation and governance committee near the beginning of each year. These metrics are intended to closely match our company’s overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics. The performance metrics, which are equally weighted, are the following:

•	per share funds from operations (“FFO”);

•
net operating income (on a division-by-division basis, inclusive of other income, general and administrative expense and a capital charge/credit applied to net operating income derived from investment activity and excluding unusual charges or credits); and

•	average occupancy (on a division-by-division basis).
The committee approves threshold, target and maximum levels with respect to each of the metrics.

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The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2019:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Performance Factor
Per Share FFO (1)	$3.465	$3.500	$3.570	$3.333	0%
Net Operating Income Growth	2.00%	3.25%	5.00%	3.13%	95%
Average Occupancy	90.50%	91.75%	93.50%	91.36%	84%
Average of the Factors					60%

(1)	Excluding any gains or impairments associated with depreciable properties or joint venture interests and unusual charges or credits.
If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a continuum between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a continuum between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2019 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee retains the discretion and flexibility to increase or decrease the actual performance factor for the chief executive officer and, after receiving input from the chief executive officer, for our other named executives to more appropriately reflect actual performance, market conditions, unanticipated circumstances and other factors.
The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2020:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Per Share FFO (1)	$3.59	$3.66	$3.73
Net Operating Income Growth	2.00%	3.25%	5.00%
Average Occupancy	90.50%	91.75%	93.50%
__________

(1)
Excluding any gains or impairments associated with depreciable properties or joint venture interests and any unusual charges or credits that may occur. To the extent average leverage throughout the year is more than 37.6% or less than 36.6%, the resulting effects on Per Share FFO will also be excluded.

Bonuses Earned in 2019
In addition to amounts earned under our annual non-equity incentive program, the compensation and governance committee approved the following cash bonuses to each of our named executives for excellent individual and team-oriented performance for 2019:

Name	Bonus
Edward J. Fritsch	$230,000
Theodore J. Klinck	$185,000
Mark F. Mulhern	$135,000
Brian M. Leary	$76,394
Jeffrey D. Miller	$85,000
Brendan C. Maiorana	$55,000

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In 2019, the Company’s FFO was $3.333 per share, or $0.132 below the threshold level and $0.167 below the target level for the FFO metric under the 2019 annual non-equity incentive program. The Company’s FFO per share was significantly impacted by two items not contemplated by the compensation and governance committee at the time it established the threshold, target and maximum levels for the FFO factor. First, as part of our market rotation plan to enter the Charlotte market, we announced on August 21, 2019 a two-phased plan to exit the Greensboro and Memphis markets. The net impact of the market rotation plan, primarily severance costs and land impairments relating to our planned exit of Greensboro and Memphis, reduced FFO by $0.059 per share. Second, the sudden closure on March 1, 2019 of Laser Spine Institute, which previously leased a 176,000 square foot building in Tampa, resulted in $0.113 per share of non-operational balance sheet credit losses and write-offs. Excluding these two unanticipated items, FFO would have been $3.505 per share, slightly above the target level of $3.50 per share. These bonuses are intended to roughly approximate the additional amounts the named executives would have earned under the 2019 annual non-equity incentive program had the Company’s FFO in 2019 achieved the target level of $3.50 per share. In making its decision to award these bonuses, the committee noted the net operating income growth and average occupancy metrics under the 2019 annual non-equity incentive program were both significantly impacted by Laser Spine's sudden closure. The committee further noted that 92,000 square feet of the space vacated by Laser Spine has already been backfilled on favorable economic terms, our Charlotte market entry with the $436 million acquisition of Bank of America Tower at Legacy Union has closed and, with approximately 75% of our planned phase one dispositions already completed, we remain on track with regard to our planned exits of Greensboro and Memphis.
Equity Incentive Compensation-Overview
Our officers are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Corporate Governance and Board Matters - Stock Ownership Guidelines.” Such awards, which are issued under our 2015 long-term equity incentive plan, are typically granted during the first quarter of each year.
Our compensation and governance committee authorizes a mix of long-term equity incentive awards to our named executives. For awards granted to named executives in 2019, the mix was 50% in time-based restricted stock and 50% in total return-based restricted stock.
For 2019, the target annual equity incentive percentage for the named executives was as follows (pro rated if and to the extent applicable):

Name	Target Annual Equity Incentive Percentage
Edward J. Fritsch	315%
Theodore J. Klinck (1)	219%
Mark F. Mulhern	180%
Brian M. Leary	180%
Jeffrey D. Miller	180%
Brendan C. Maiorana	70%

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(1)
For the eight months of 2019 during which Mr. Klinck served as president and chief operating officer, the target annual incentive percentage for the chief operating officer was 180%. For the four months of 2019 during which Mr. Klinck served as president and chief executive officer, the target annual incentive percentage for the chief executive officer was 275%.

Equity Incentive Compensation-Time-Based Restricted Stock
The issuance of time-based restricted stock is an important retention tool and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis generally over a four-year term. If an officer leaves, unvested shares are immediately forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies, unvested shares of time-based restricted stock will automatically vest. If an officer becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants. Dividends received on time-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.
Equity Incentive Compensation-Total Return-Based Restricted Stock
The issuance of total return-based restricted stock is an important retention tool that incentivizes our officers to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.
Each year, the committee sets payout levels based on the probable total return of our common stock over three years based, in part, on an analysis of historical three-year total return periods. In setting the minimum payout level, the committee considers the dividend yield of our common stock as of the beginning of the applicable three-year period on a three-year compounded basis. If our absolute total return is less than the minimum threshold, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. The maximum payout level is determined such that the probability of achievement generally approximates 25%. In setting the target payout level, the committee considers an appropriate three-year compounded total return in light of then current economic conditions. This typically equates to the compounded annual dividend yield of our common stock as of the original grant date plus 250 to 500 basis points of compounded annual stock price appreciation.
The percentage of total return-based restricted stock that vests ranges between 50% and 100% to the extent our absolute total return ranges between the minimum level and the target level. All of the total-return based restricted stock will vest and we will issue an amount of additional shares up to 50% of the original award to the extent our absolute total return ranges between the target level and the maximum level. These additional shares, if any, would be fully vested when issued.
The following table provides information about the total return-based restricted stock issued in 2019 and 2020:

Year	Starting Price (1)	Minimum (50%)	Target (100%)	Maximum (150%)
2019	$46.31	12.5% Total Return	25.0% Total Return	37.5% Total Return
2020	$44.88	12.5% Total Return	25.0% Total Return	37.5% Total Return

(1)	Per share closing price as of the last trading day prior to the beginning of the applicable three-year period.

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Notwithstanding the foregoing, if our total return exceeds 100% of the peer group total return index, at least 75% of total return-based restricted stock issued in 2019 will vest at the end of the applicable period. This amount was increased from 75% to 100% for total return-based restricted stock issued in 2020.
If an officer leaves before the end of the three-year performance period, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies or becomes disabled, a pro rata portion of the total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.
Except as set forth in the next sentence, dividends received on total return-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. With respect to shares of total return-based restricted stock issued to our chief executive officer, dividends accumulate and are payable only if and to the extent the shares vest.
CEO Pay Ratio
Unlike some other REITs, which outsource the leasing, management and/or maintenance of their properties to third parties, we are a fully-integrated REIT that fully staffs the leasing, management and maintenance of our own portfolio. We believe being a fully-integrated REIT is in the best long-term interests of our shareholders for a number of reasons. First, in-house services generally allow us to better anticipate and respond to the many real-time demands of our existing and potential customer base. Second, we are able to provide our customers with more cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. Third, the depth and breadth of our capabilities and resources provides us with market information not generally available. Fourth, operating efficiencies achieved through our fully integrated organization provide a competitive advantage in servicing our properties, retaining existing customers and attracting new customers as well as setting our rental rates and pricing other services. Fifth, we can ensure the consistent deployment of a comprehensive preventative maintenance program. Sixth, our established detailed service request process creates chain of custody for a customer request and tracks status and response time, which enables proactive identification of any underperforming equipment and vital reconnaissance for process improvement and leverage when specifying all aspects of any new construction. Seventh, our first-hand relationships with our customers leads to better service and often results in customers seeking renewals and additional space.
As reflected in the Summary Compensation Table included in this proxy statement, Mr. Klinck had 2019 annual total compensation of $2,103,705. Our median employee’s annual total compensation for 2019 was $68,222. Mr. Klinck’s 2019 annual total compensation was approximately 31 times that of our median employee. If we had outsourced the leasing, management and maintenance of our properties to a third party, this ratio would have been significantly lower.
In determining the principal executive officer, we selected Mr. Klinck for purposes of this ratio because he was serving as chief executive officer as of December 31, 2019, the same date used for determining the median employee. Had Mr. Klinck served as chief executive officer during the full year, we estimate his 2019 annual total compensation would have been approximately $3.1 million, or 45 times that of our median employee.
In determining the median employee, we relied on gross wages earned during 2019 for all permanent employees (including part-time, temporary and seasonal employees) as of December 31, 2019 as derived from our tax and payroll records. Gross

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wages were annualized for employees who did not work the full year, such as employees who were newly hired, on family medical leave, called for active military duty or took an unpaid leave of absence. All of our employees reside in the United States.
Employment Contracts
None of our named executives has an employment agreement with us.
Change in Control Arrangements
The currently outstanding award agreements under our 2009 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control. The currently outstanding award agreements under our 2015 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control unless they are assumed by the surviving entity (or its parent if the surviving entity has a parent) or replaced with a comparable award of substantially equal value granted by the surviving entity (or its parent if the surviving entity has a parent). Additionally, we have change in control arrangements with our named executives that provide benefits to such officers in the event of an involuntary termination of employment after a change in control. Our compensation and governance committee believes the benefits payable upon such a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.
We have change in control agreements with Messrs. Klinck, Mulhern, Leary, Miller and Maiorana providing that, if within three years from the date of a change in control, the employment of the executive officer is terminated without cause, or the officer resigns with “good reason” (i.e. because such officer's responsibilities are changed, salary is reduced or responsibilities are diminished), all stock options and restricted stock will immediately vest and such officer will be entitled to receive a cash payment equal to 2.99 times a base amount. The base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive officer during the 12-month period ending prior to a change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program and any other cash bonuses for the preceding three years or (2) the amount earned under such program and any other cash bonuses during the prior year. Each officer would also be entitled upon any such termination to receive a stay bonus otherwise payable on the first anniversary of a change in control in an amount equal to the base amount referred to in the preceding sentence. The agreements do not provide for benefits if the officer voluntarily resigns without good reason or gross-up payments to pay for applicable excise taxes. The agreement for Mr. Klinck is currently scheduled to expire on September 1, 2022, the agreement for Mr. Mulhern is currently scheduled to expire on September 29, 2022, the agreements for Messrs. Leary and Maiorana are currently scheduled to expire on July 19, 2022 and the agreement for Mr. Miller is currently scheduled to expire on February 12, 2023. Each agreement is automatically extended for one additional year on each anniversary date unless we give at least 60 days’ prior notice that the term will not be extended. Our change in control agreement with Mr. Fritsch was terminated effective with his retirement.
For purposes of these arrangements, “change in control” generally means any of the following events:

•
the acquisition by a third party of 20% or more of our then-outstanding common stock in the case of our change in control agreements and the acquisition by a third party of 40% or more of our then-outstanding common stock in the case of our 2009 and 2015 long-term equity incentive plans;

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•
the individuals who currently constitute the board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the board) cease for any reason to constitute a majority of the board in the case of our change in control agreements and our 2009 long-term equity incentive plan;

•	a reorganization, merger or consolidation in which we are not the surviving entity; or

•	a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Retirement Plan
We have a retirement plan for employees with at least 30 years of continuous service or who are at least 55 years old with at least 10 years of continuous service. Subject to advance written notice and a non-compete agreement, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement and stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. Mr. Mulhern will become eligible in January 2022, Mr. Klinck will become eligible in March 2022, Mr. Miller will become eligible in August 2025, Mr. Leary will become eligible in July 2029 and Mr. Maiorana will become eligible in August 2030.
Retirement of Chief Executive Officer
Upon Mr. Fritsch’s retirement on September 1, 2019, he was eligible to retire under our retirement plan pursuant to which he was entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during 2019. The compensation and governance committee believed it to be appropriate and equitable for Mr. Fritsch to be eligible for a bonus for 2019 in the same manner as other named executives. See “-Bonuses Earned in 2019.” In addition, stock options and time-based restricted stock are non-forfeitable and will continue to vest according to the terms of his original grants. Mr. Fritsch is also entitled to retain any total return-based restricted stock that subsequently vests after his retirement date according to the terms of his original grants. Because Mr. Fritsch previously met the age and service eligibility requirements under the retirement plan, 100% of his annual long-term equity incentive awards were expensed at the grant date as if fully vested.
Mr. Fritsch has also agreed to provide consulting services for two years after his retirement and the company has agreed to reimburse Mr. Fritsch for the costs of health plan coverage for him and his family until he becomes eligible for Medicare. Such consulting fees and health plan reimbursements are projected to aggregate $0.7 million, which were required under GAAP to be recorded in the third quarter of 2019.
Incentive Compensation Recoupment Policy
Under our corporate governance guidelines, in the event of a significant restatement of our historical financial results, the board will review any incentive compensation that was provided to officers on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If (1) the incentive compensation would have been lower had it been based on the restated financial results and (2) the board determines that any officer engaged in fraud or intentional misconduct as of the date such financial results were completed for personal pecuniary gain that caused or substantially caused

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the need for the restatement, then the board will, to the extent practicable, seek to recover from such officer the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated. Our incentive compensation recoupment policy applies to amounts earned under our annual non-equity incentive plan and awards under our long-term equity incentive plans.
Compensation and Governance Committee Report
The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Governance Committee: Thomas P. Anderson, Carlos E. Evans (Chair), Anne H. Lloyd

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Summary Compensation
The following table provides information regarding the compensation of our named executives:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Edward J. Fritsch (2)	2019	$549,769	$230,000	$2,212,413	—	$415,293	$179,822	$3,587,297
Chief Executive Officer	2018	$746,004	—	$2,267,535	—	$1,348,966	$139,205	$4,501,710
	2017	$692,277	—	$1,616,893	$408,872	$1,607,518	$170,475	$4,496,035
Theodore J. Klinck (3)	2019	$506,953	$185,000	$1,010,238	—	$335,031	$66,483	$2,103,705
President and Chief Executive Officer	2018	$445,500	—	$770,996	—	$566,862	$59,630	$1,842,988
	2017	$426,540	—	$613,897	$154,802	$675,630	$61,908	$1,932,777
Mark F. Mulhern	2019	$452,518	$135,000	$756,149	—	$245,111	$64,272	$1,653,050
Executive Vice President and Chief Financial Officer	2018	$442,500	—	$765,625	—	$533,439	$59,706	$1,801,270
	2017	$423,433	—	$609,809	$153,727	$635,667	$65,617	$1,888,253
Brian M. Leary (4)	2019	$199,038	$76,394	$700,993	—	$113,956	$170,155	$1,260,536
Executive Vice President and Chief Operating Officer

Jeffrey D. Miller	2019	$328,735	$85,000	$549,226	—	$148,385	$51,466	$1,162,812
Executive Vice President, General Counsel and Secretary	2018	$321,442	—	$552,485	—	$322,934	$49,344	$1,246,205
	2017	$305,456	—	$439,782	$110,880	$384,752	$57,253	$1,298,123
Brendan C. Maiorana (5)	2019	$272,932	$55,000	$177,463	—	$98,557	$32,423	$636,375
Executive Vice President of Finance and Investor Relations

(1)
Reflects the grant date fair value. For assumptions used in the valuation of outstanding restricted stock and stock options, see note 12 to the consolidated financial statements in our 2019 annual report. As reflected under “-Grants of Plan-Based Awards,” assuming maximum levels of performance with respect to total return-based restricted stock granted on March 1, 2019, on March 1, 2022, Mr. Fritsch will earn an additional 12,718 shares, Mr. Klinck will earn an additional 4,340 shares, Mr. Mulhern will earn an additional 4,312 shares, Mr. Miller will earn an additional 3,132 shares and Mr. Maiorana will earn an additional 1,012 shares. Based on the $46.31 per share closing price of our common stock immediately prior to March 1, 2019, the original grant date, the value of such additional shares would be $588,971, $200,985, $199,689, $145,043 and $46,866, respectively. Assuming maximum levels of performance with respect to total-return-based restricted stock granted on July 15, 2019, on March 1, 2022, Mr. Leary will earn an additional 4,694 shares. Based on the $43.89 per share closing price of our common stock immediately prior to July 15, 2019, the original grant date, the value of such additional shares would be $206,020. Assuming maximum levels of performance with respect to total-return-based restricted stock granted on September 1, 2019, on March 1, 2022, Mr. Klinck will earn an additional 1,760 shares. Based on the $43.21 per share closing price of our common stock immediately prior to September 1, 2019, the original grant date, the value of such additional shares would be $76,050.

(2)	Mr. Fritsch retired as chief executive officer effective September 1, 2019.

(3)	Mr. Klinck assumed the role of chief executive officer upon Mr. Fritsch’s retirement. Mr. Klinck had served as president since November 2018 and chief operating officer since September 2015.

(4)	Mr. Leary joined us on July 15, 2019.

(5)	Mr. Maiorana was promoted to executive vice president of finance and investor relations effective July 1, 2019.

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The following table provides information regarding “All Other Compensation” in the table above for 2019:

Name	401(k) Match	Dividends on Restricted Stock (1)	Financial Consulting Services	Vehicle Allowance (2)	Other Benefits (3)	Total All Other Compensation
Edward J. Fritsch	$12,600	$107,803	$11,231	$20,475	$27,713	$179,822
Theodore J. Klinck	$12,600	$39,753	$6,330	$7,800	—	$66,483
Mark F. Mulhern	$12,600	$37,542	$6,330	$7,800	—	$64,272
Brian M. Leary	$7,936	$8,919	—	$3,300	$150,000	$170,155
Jeffrey D. Miller	$12,600	$27,146	$3,920	$7,800	—	$51,466
Brendan C. Maiorana	$12,600	$8,845	$4,978	$6,000	—	$32,423

(1)
Consists of dividends declared in 2019 on outstanding time-based restricted stock. Excludes dividends on outstanding total return-based restricted stock, the expected value of which were factored into the original grant date fair value reflected in the “Stock Awards” column in the table under “-Summary Compensation.”

(2)	Includes a company-owned vehicle valued at $15,290 transferred to Mr. Fritsch upon his retirement.

(3)	Consists of retirement gifts for Mr. Fritsch and relocation expenses for Mr. Leary.
Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted in 2019 to our named executives:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name / Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch (4)
Annual Non-Equity Incentive	$346,848	$693,695	$1,387,390
Total Return-Based Restricted Stock				12,718	25,436	38,154		$1,034,472
Time-Based Restricted Stock							25,436	$1,177,941
Theodore J. Klinck (5)
Annual Non-Equity Incentive	$279,815	$559,630	$1,119,260
Total Return-Based Restricted Stock				6,100	12,200	18,300		$456,168
Time-Based Restricted Stock							12,200	$554,070
Mark F. Mulhern (4)
Annual Non-Equity Incentive	$204,714	$409,428	$818,856
Total Return-Based Restricted Stock				4,312	8,624	12,936		$356,772
Time-Based Restricted Stock							8,624	$399,377
Brian M. Leary (6)
Annual Non-Equity Incentive	$95,175	$190,350	$380,700
Total Return-Based Restricted Stock				4,694	9,388	14,082		$288,954
Time-Based Restricted Stock							9,388	$412,039
Jeffrey D. Miller (4)
Annual Non-Equity Incentive	$123,930	$247,860	$495,720
Total Return-Based Restricted Stock				3,132	6,264	9,396		$259,140
Time-Based Restricted Stock							6,264	$290,086
Brendan C. Maiorana (4)
Annual Non-Equity Incentive	$82,314	$164,628	$329,256
Total Return-Based Restricted Stock				1,012	2,024	3,036		$83,732
Time-Based Restricted Stock							2,024	$93,731

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(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our named executives were eligible to earn in 2019 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “-Summary Compensation” includes actual cash amounts earned under this program for 2019.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted in 2019.

(3)
For a description of our accounting policies and information regarding the calculation of the fair value of awards of total return-based restricted stock and time-based restricted stock, see note 12 to the consolidated financial statements in our 2019 annual report.

(4)	For Messrs. Fritsch, Mulhern, Miller and Maiorana, the grant date for all equity incentive awards was March 1, 2019.

(5)
For Mr. Klinck, the grant date was March 1, 2019 with respect to 8,680 shares of total return-based restricted stock and 8,680 shares of time-based restricted stock and September 1, 2019 with respect to 3,520 shares of total return-based restricted stock and 3,520 shares of time-based restricted stock.

(6)	For Mr. Leary, the grant date for all equity incentive awards was July 15, 2019.
Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by our named executives as of December 31, 2019, which is based on our year-end stock price of $48.91 per share:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	13,615	—	$36.50	2/28/20
Edward J. Fritsch	54,243	—	$37.71	2/28/24
Edward J. Fritsch	62,189	—	$45.61	2/27/25
Edward J. Fritsch (3)	64,506	21,502	$43.55	2/28/26
Edward J. Fritsch (4)	30,422	30,422	$52.49	2/28/27
Edward J. Fritsch (5)					58,234	$2,848,225	68,416	$3,346,227
Theodore J. Klinck	2,873	—	$37.71	2/28/24
Theodore J. Klinck	8,723	—	$45.61	2/27/25
Theodore J. Klinck (3)	22,751	8,144	$43.55	2/28/26
Theodore J. Klinck (4)	11,518	11,518	$52.49	2/28/27
Theodore J. Klinck (6)					24,011	$1,174,378	27,396	$1,339,938
Mark F. Mulhern	11,680	—	$45.61	2/27/25
Mark F. Mulhern (3)	8,077	8,077	$43.55	2/28/26
Mark F. Mulhern (4)	11,438	11,438	$52.49	2/28/27
Mark F. Mulhern (7)					20,154	$985,732	23,716	$1,159,950
Brian M. Leary (8)					9,388	$459,167	9,388	$459,167
Jeffrey D. Miller	8,429	—	$45.61	2/27/25
Jeffrey D. Miller (3)	11,657	5,828	$43.55	2/28/26
Jeffrey D. Miller (4)	8,250	8,250	$52.49	2/28/27
Jeffrey D. Miller (9)					14,583	$713,255	17,152	$838,904
Brendan C. Maiorana (10)					4,823	$235,893	5,724	$279,961

(1)	Consists of time-based restricted stock.

(2)	Consists of total return-based restricted stock at target levels.

(3)	Such stock options were issued in 2016. All remaining unexercisable stock options became exercisable prior to the mailing of this proxy statement.

(4)	Such stock options were issued in 2017 and vest ratably on an annual basis over a four-year term.

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(5)
With respect to shares of time-based restricted stock, 21,635 shares vested prior to the mailing of this proxy statement, 17,104 shares are scheduled to vest in March 2021, 13,136 shares are scheduled to vest in March 2022 and 6,359 shares are scheduled to vest in March 2023. With respect to shares of total return-based restricted stock, 15,872 shares were forfeited prior to the mailing of this proxy statement because the applicable total return did not meet the threshold level, 27,108 shares are scheduled to vest in March 2021 and 25,436 shares are scheduled to vest in March 2022 if and to the extent the vesting criteria is satisfied.

(6)
With respect to shares of time-based restricted stock, 7,885 shares vested prior to the mailing of this proxy statement, 880 shares are scheduled to vest in September 2020, 6,849 shares are scheduled to vest in March 2021, 5,347 shares are scheduled to vest in March 2022 and 3,050 shares are scheduled to vest in March 2023. With respect to shares of total return-based restricted stock, 6,008 shares were forfeited prior to the mailing of this proxy statement because the applicable total return did not meet the threshold level, 9,188 shares are scheduled to vest in March 2021 and 12,200 shares are scheduled to vest in March 2022 if and to the extent the vesting criteria is satisfied.

(7)
With respect to shares of time-based restricted stock, 7,632 shares vested prior to the mailing of this proxy statement, 5,929 shares are scheduled to vest in March 2021, 4,437 shares are scheduled to vest in March 2022 and 2,156 shares are scheduled to vest in March 2023. With respect to shares of total return-based restricted stock, 5,968 shares were forfeited prior to the mailing of this proxy statement because the applicable total return did not meet the threshold level, 9,124 shares are scheduled to vest in March 2021 and 8,624 shares are scheduled to vest in March 2022 if and to the extent the vesting criteria is satisfied.

(8)
With respect to shares of time-based restricted stock, 2,347 shares are scheduled to vest in July 2020, 2,347 shares are scheduled to vest in March 2021, 2,347 shares are scheduled to vest in March 2022 and 2,347 shares are scheduled to vest in March 2023. With respect to shares of total return-based restricted stock, 9,388 shares are scheduled to vest in March 2022 if and to the extent the vesting criteria is satisfied.

(9)
With respect to shares of time-based restricted stock, 5,517 shares vested prior to the mailing of this proxy statement, 4,288 shares are scheduled to vest in March 2021, 3,212 shares are scheduled to vest in March 2022 and 1,566 shares are scheduled to vest in March 2023. With respect to shares of total return-based restricted stock, 4,304 shares were forfeited prior to the mailing of this proxy statement because the applicable total return did not meet the threshold level, 6,584 shares are scheduled to vest in March 2021 and 6,264 shares are scheduled to vest in March 2022 if and to the extent the vesting criteria is satisfied.

(10)
With respect to shares of time-based restricted stock, 1,858 shares vested prior to the mailing of this proxy statement, 1,431 shares are scheduled to vest in March 2021, 1,028 shares are scheduled to vest in March 2022 and 506 shares are scheduled to vest in March 2023. With respect to shares of total return-based restricted stock, 1,612 shares were forfeited prior to the mailing of this proxy statement because the applicable total return did not meet the threshold level, 2,088 shares are scheduled to vest in March 2021 and 2,024 shares are scheduled to vest in March 2022 if and to the extent the vesting criteria is satisfied.

Stock Vested
The following table provides information regarding the vesting of restricted stock by our named executives during 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward J. Fritsch	34,462	$1,595,935
Theodore J. Klinck	13,230	$612,681
Mark F. Mulhern	12,681	$587,257
Jeffrey D. Miller	9,149	$423,690
Brendan C. Maiorana	2,767	$128,140
Estimated Payments Upon Termination or a Change in Control
Under the currently outstanding award agreements under our 2009 and 2015 long-term equity incentive plans, had the employment of any of our named executives been terminated as of December 31, 2019 due to their death or disability (except as set forth in the next sentence), all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms

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of their original grants and their stock options exercisable as of December 31, 2019 would have continued to be exercisable for a six-month period thereafter. In the event of a disability, unvested shares of time-based restricted stock would have become non-forfeitable and continue to vest according to the terms of their original grants. In the event of death or disability, each of our named executives (or their estates) would have been entitled to receive a cash payment equal to the amount earned under the 2019 annual non-equity incentive plan. See “-Summary Compensation” for information regarding amounts earned under our 2019 annual non-equity incentive program and “-Outstanding Equity Awards” for information regarding outstanding restricted stock and stock options as of December 31, 2019.
As described under “-Compensation Discussion and Analysis - Retirement of Chief Executive Officer,” upon Mr. Fritsch’s retirement and subject to a non-compete agreement, he was eligible to receive a pro rata cash payment equal to the amount earned under our 2019 annual non-equity incentive program, his bonus, his unvested stock options and time-based restricted stock became non-forfeitable and will continue to vest according to the terms of his original grants and he is entitled to retain any total return-based restricted stock that subsequently vests after his retirement date according to the terms of his original grants. The following table provides information regarding the benefits Mr. Fritsch received upon his retirement effective September 1, 2019:

Name	Cash Payment	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Edward J. Fritsch (1)	$645,293	$2,516,291	$687,578	—

(1)	Amounts set forth under "Value of Vesting of Total Return-Based Restricted Stock" include any accumulated and unpaid dividends.
As described under “-Compensation Discussion and Analysis - Change in Control Arrangements,” each of Messrs. Klinck, Mulhern, Leary, Miller and Maiorana would receive certain benefits in connection with a change of control. The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had been involuntarily terminated in connection with a change in control as of December 31, 2019:

Name	Cash Payment	Value of Benefits	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Theodore J. Klinck (1)	$5,724,018	$112,039	$1,174,378	$1,422,657	$43,652
Mark F. Mulhern	$4,853,109	$116,977	$985,732	$1,190,395	$43,293
Brian M. Leary	$5,025,768	$103,773	$459,167	$592,188	—
Jeffrey D. Miller	$3,153,183	$106,845	$713,255	$861,579	$31,238
Brendan C. Maiorana	$2,125,935	$101,707	$235,893	$275,599	—

(1)	Amounts set forth under "Value of Vesting of Total Return-Based Restricted Stock" include any accumulated and unpaid dividends.

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The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had not been involuntarily terminated in connection with a change in control as of December 31, 2019:

Name	Cash Payment	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Theodore J. Klinck (1)	$1,272,348	$1,174,378	$1,422,657	$43,652
Mark F. Mulhern	$1,063,733	$985,732	$1,190,395	$43,293
Brian M. Leary	$1,097,348	$459,167	$592,188	—
Jeffrey D. Miller	$698,129	$713,255	$861,579	$31,238
Brendan C. Maiorana	$481,025	$235,893	$275,599	—

(1)	Amounts set forth under "Value of Vesting of Total Return-Based Restricted Stock" include any accumulated and unpaid dividends.
Mr. Fritsch’s change in control agreement was terminated upon his retirement on September 1, 2019.

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PROPOSAL 4: APPROVAL OF OUR 2020 EMPLOYEE STOCK PURCHASE PLAN
__________________________________________________________________________________________________________________________________________________________________________

On January 29, 2020, the board of directors adopted our 2020 employee stock purchase plan, subject to approval of our stockholders.  A copy of the 2020 plan is attached as Appendix A.
We first established an employee stock purchase plan in 1997 to give all eligible employees an increased personal interest in our success and progress by encouraging their ownership of common stock. Today, approximately 150 of our employees, or 37% of our total employee base, own shares through our employee stock purchase plan.  The board believes that continued equity ownership promotes our long-term success by aligning the interests of our employees with the interests of our stockholders and providing a direct and demonstrable stake in our success.
As of March 10, 2020, there were approximately 106.7 million shares of common stock and operating partnership units outstanding. Our current employee stock purchase plan, the 2010 employee stock purchase plan, was adopted by our stockholders at our 2010 annual meeting. The maximum number of shares of common stock available for purchase under the 2010 employee stock purchase plan, which we refer to as the “2010 plan,” was 500,000 shares. As of March 10, 2020, 267,603 shares of common stock have been purchased under the 2010 plan.
The 2010 plan expires at this meeting.
Summary of Plan
The following summary of the 2020 employee stock purchase plan, which we refer to as the “2020 plan,” does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the 2020 plan, which is attached to this proxy statement as Appendix A.
The 2020 plan, which is substantially similar to the expiring 2010 plan, will become effective only upon approval of our stockholders.
All of our employees will be generally eligible to participate in the 2020 plan. An eligible employee will enroll in the 2020 plan by authorizing payroll deductions that are used to purchase shares of our common stock. The payroll deduction must be designated as a specific percentage of the individual’s compensation for each payroll period. Participants may change their payroll deductions at any time. A participant may withdraw from the 2020 plan and receive a refund for his or her contributions (without interest), at any time. The aggregate fair market value of all shares of common stock that an employee may purchase under the 2020 plan cannot exceed 25% of such employee's cash compensation.
Assuming stockholders approve this proposal, up to 500,000 shares may be issued pursuant to the 2020 plan. The number of shares authorized for issuance under the 2020 plan will be adjusted as is equitably required in the event of a share dividend, share split, consolidation of shares or other changes in our capitalization.
Payroll deductions for each participant and cash dividends paid on such participant’s shares held in the 2020 plan will be accumulated during the plan’s “offering periods.” Unless the administrator determines otherwise, each offering period will last three months and offering periods will begin on the first day of each calendar quarter. At the end of each three-month offering period, each participant’s account balance, including any accumulated cash dividends, will be applied to acquire shares of

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common stock at a cost that is calculated at 85.0% of the average closing price on the New York Stock Exchange on the five consecutive days preceding the last day of the quarter.
Shares that are purchased for each participant will be held in a stock account with our transfer agent. Generally, shares purchased under the 2020 plan must be held for at least one year. After the holding period requirement is satisfied, the participant may withdraw the shares from the account or transfer the shares at any time. Only current employees will be eligible to participate in the 2020 plan.  If an employee’s employment terminates for any reason other than death or disability, any cash in such participant’s account will be promptly paid to the terminated employee.
Administration
The 2020 plan will be administered by the compensation and governance committee and/or the full Board. The administrator will be responsible for interpreting the plan and adopting rules and regulations that are necessary or appropriate for the administration of the plan.
The 2020 plan may not be subsequently amended without stockholder approval to the extent required by the New York Stock Exchange. Generally, under current New York Stock Exchange rules, all material amendments to any equity incentive plan, including those that materially increase the number of shares available and expand the types of awards available or the persons eligible to receive awards, must be approved by stockholders.
Tax Treatment
For federal income tax purposes, the purchase of shares under the 2020 plan will be a taxable event to the participants resulting in ordinary income in an amount equal to the difference between the purchase price and the fair market value of the shares received on the date of purchase. We will receive a corresponding income tax deduction to the extent of the income so recognized by the participants. A disposition of the shares acquired through the 2020 plan would be taxed as capital gain for federal income tax purposes to the extent of any appreciation.
The 2020 plan will not be qualified under the provisions of Sections 401(a) or 423 of the Internal Revenue Code of 1986 and is not subject to any of ERISA provisions.
The board recommends a vote FOR this proposal.

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INFORMATION ABOUT THE ANNUAL MEETING
__________________________________________________________________________________________________________________________________________________________________________

Voting Information
Holders of record of shares of our common stock as of the close of business on the record date, March 10, 2020, are entitled to vote at the meeting. The outstanding common stock is the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 103,872,959 shares of common stock issued and outstanding.
The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. The election of directors requires the vote of a plurality of all of the votes cast at the meeting; however, our corporate governance guidelines provide that, in uncontested elections such as at this annual meeting, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election must promptly offer to resign following certification of the vote. The ratification of Deloitte & Touche as our independent auditor, the advisory vote on executive compensation and the proposal to approve our 2020 employee stock purchase plan require the affirmative vote of a majority of the votes cast on each proposal. With respect to all proposals other than the proposal to approve our 2020 employee stock purchase plan, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. With respect to the proposal to approve our 2020 employee stock purchase plan, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche as our independent auditor even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.
Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy from a stockholder of record, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2020, FOR the advisory vote on executive compensation, FOR the proposal to approve our 2020 employee stock purchase plan and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.

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Proxy Solicitation and Document Request Information
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at the annual meeting. This solicitation is made on behalf of our board of directors.
You will soon receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2019 annual report, and how to vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials except upon request. The Notice will instruct you how to access and review the proxy materials online and how you may submit your proxy online or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Other Matters
Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.
Stockholder Proposals for 2021 Annual Meeting
To be considered for inclusion in the 2021 proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, stockholder proposals to be presented at the 2021 annual meeting must be received by our secretary no later than November 27, 2020. In addition, under our bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2021 annual meeting (other than proposals presented under Rule 14a-8 for inclusion in the proxy statement, as described above) pursuant to the advance notice provisions of the bylaws must give notice to our secretary no earlier than October 28, 2020 and no later than November 27, 2020.
Costs of Proxy Solicitation
The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and EQ Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000. In addition, we reserve the right to engage additional solicitors if we deem them necessary.
Delivery of Materials to Households
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

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We and some brokers, banks or other agents may be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of the proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, to any stockholder free of charge at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy, you may send a written request to Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, Attention: Secretary. You can also contact your broker, bank or other nominee to make a similar request.
Potential of a Virtual or Hybrid Meeting Due to COVID-19
As part of our precautions regarding the spread of COVID-19, we are planning for the possibility that the meeting may be conducted as a “virtual” or “hybrid” meeting. If we take this step, we will announce the decision to do so by May 1, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. A virtual meeting will have no impact on stockholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. As always, we encourage you to vote your shares prior to the annual meeting.

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APPENDIX A
__________________________________________________________________________________________________________________________________________________________________________

HIGHWOODS PROPERTIES, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN

Highwoods Properties, Inc. (the "Company") hereby establishes this 2020 Employee Stock Purchase Plan (the "Plan"), to be effective upon approval by the holders of a majority of the outstanding shares of Common Stock voting at a duly authorized meeting of the Company’s stockholders, granting Eligible Employees of the Company and its Subsidiaries the opportunity to purchase Common Stock of the Company.

WHEREAS, the Company’s stockholders approved the Company’s Amended and Restated Employee Stock Purchase Plan, as amended (the “2010 Plan”), at a duly held annual meeting of stockholders on May 13, 2010; and

WHEREAS, the 2010 Plan will expire by its terms on May 13, 2020.

NOW, THEREFORE, the Company hereby establishes the Plan, the terms of which are as follows:

SECTION 1
PURPOSE

The purpose of this Plan is to give Eligible Employees of the Company and its Subsidiaries, an opportunity to acquire shares of the Company's Common Stock in order to increase their proprietary interest in the Company's success, to encourage them to remain in the employ of the Company, and to continue to promote the Company's best interests and enhance its long-term performance.

SECTION 2
DEFINITIONS

Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

(a)     "Administrator" means EQ Shareowner Services or such other third party administrator appointed by the Committee to maintain the records of the Plan and conduct such other duties as may be further described herein.

(b)     "Available Shares" means the aggregate number of shares of Common Stock which may be purchased by Eligible Employees under the Plan, as described in Section 5.

(c)     "Board" means the Board of Directors of the Company.

(d)     "Code" means the Internal Revenue Code of 1986, as amended.

(e)     "Committee" means the Compensation and Governance Committee of the Board to which the Board may delegate its powers with respect to administration of the Plan pursuant to Section 6 hereof.

(f)     "Common Stock" means shares of the common stock of the Company, $.01 par value. Common stock hereunder includes both treasury stock and stock of original issue.

(g)     "Company" means Highwoods Properties, Inc., a Maryland corporation.

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(h)     "Compensation" means an Eligible Employee's regular base pay at the rate in effect on the applicable Offering Date and any annual bonus, overtime payment or sales commission, excluding any pre-tax contribution to any medical or retirement plans qualified under Section 125 or 401(k) of the Code.

(i)    "Eligible Employee" means any individual who on any Offering Date is employed by the Company or a Subsidiary on a regular full-time basis. A person shall be considered employed on a regular full-time basis if he or she is customarily employed by the Company or a Subsidiary at least 20 hours per week and is customarily employed for more than five months per calendar year. "Eligible Employee" shall not include any person who would own, immediately after the Option was granted, stock possessing five percent or more of the total combined voting power or value of any class of stock of the Company, or any Subsidiary. For purposes of this subsection 2(i), stock ownership of an individual shall be determined under Section 424(d) of the Code, and stock that the individual may purchase under outstanding Options shall be treated as stock owned by the individual.

(j)     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k)     "Exercise Date" means any March 31, June 30, September 30 and December 31 during the term of the Plan.

(l)     "Fair Market Value" of Common Stock as of any date means the average of the closing or last prices of the Common Stock on the New York Stock Exchange or other comparable reporting system for the five consecutive trading days immediately preceding such applicable date.

(m)     "Offering Date" means any January 1, April 1, July 1 and October 1 during the term of the Plan.

(n)     "Offering Period" means the period commencing on an Offering Date hereunder and ending on the next following Exercise Date.

(o)     "Option" means an option granted hereunder which will entitle an Eligible Employee to purchase shares of Common Stock.

(p)     "Option Price" means 85% of the Fair Market Value per share of Common Stock on the applicable Exercise Date.

(q)     "Plan" means this Highwoods Properties, Inc. 2020 Employee Stock Purchase Plan as set forth herein and as subsequently amended.

(r)     "Purchase Account" means the book entry account maintained by the Company or Administrator to record the funds withheld from each Eligible Employee's payroll for the purchase of Common Stock, to record the shares of Common Stock credited to each Eligible Employee under the Plan and to record dividends credited to an Eligible Employee for use in the Plan pursuant to Section 12.

(s)     "Subsidiary" or "Subsidiaries" means the corporation or corporations meeting the requirements of Section 424(f) of the Code.

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SECTION 3
BASIS OF PARTICIPATION AND GRANTING OF OPTIONS

(a)     Each Eligible Employee on any Offering Date, subject to earlier termination of the Plan pursuant to subsection 14(c) hereof, ending with the last Offering Date on which shares of Common Stock are available for grant within the limitation set forth in Section 5, is granted an Option hereunder which will entitle him or her to purchase, at the Option Price per share applicable to such Offering Date, the largest number of shares of Common Stock, including any fraction of a share (computed to at least three decimal places), that may be purchased with the cash balance of the Eligible Employee’s Purchase Account.

(b)     If the number of shares of Common Stock for which Options are granted pursuant to subsection 3(a) exceeds the applicable number set forth in Section 5, then the Options granted under the applicable paragraph to all Eligible Employees shall, in a nondiscriminatory manner which shall be consistent with subsection 14(c), be reduced in proportion to their respective Compensation, and the balance of the Purchase Account of each Eligible Employee shall be returned without interest to each Eligible Employee as soon as practicable.

(c)     Payment for Common Stock purchased under the Option shall be made only by payroll deductions over a designated Offering Period and, in accordance with Section 12, the reinvestment of dividends paid in a designated Offering Period on shares credited to the Eligible Employee’s Purchase Account.

(d)     Each Option under the Plan shall be granted on the condition that (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock subject to such Option has become effective and a copy of the Prospectus has been delivered to the Eligible Employee and (ii) the shares of Common Stock issuable hereunder have been approved for listing by the New York Stock Exchange.

SECTION 4
PURCHASE ACCOUNT

Each Eligible Employee shall notify the Company, on such forms as shall be provided by the Company, at least 10 business days before the applicable Offering Date, of the percentage (in whole numbers) of Compensation which the Eligible Employee wishes to have withheld ratably from the Eligible Employee's Compensation during the Offering Period, which percentage may not be less than 1%, or more than 25%.

Each Eligible Employee shall authorize the Company and its Subsidiaries to withhold from the Eligible Employee's after-tax compensation, beginning as soon as practicable following the making of the election described in this Section 4 and continuing throughout the duration of the Offering Period unless terminated sooner under Section 7. All withheld amounts may be used by the Company for general corporate purposes. The Company or Administrator shall maintain a record of each Eligible Employee's funds in the Eligible Employee's Purchase Account. Such funds so accumulated within said Purchase Account may be returned to an Eligible Employee or beneficiary without interest or applied toward the purchase of Common Stock only pursuant to the provisions contained in this Plan.

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SECTION 5
MAXIMUM LIMITATIONS

The aggregate number of shares of Common Stock available for grant as Options pursuant to this Plan shall not exceed the sum of 500,000, subject to adjustment pursuant to Section 10 hereof. Shares of Common Stock granted pursuant to the Plan may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Company. In the event that any Option granted pursuant to subsection 3(a) expires or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option pursuant to subsection 3(a) and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options as set forth in the first sentence of this Section.

SECTION 6
ADMINISTRATION

The Plan shall be administered by the Board, which, to the extent it shall determine, may delegate its powers with respect to the administration of the Plan (except its powers under subsection 14(c)) to the Committee. If the Board chooses to appoint a Committee, references hereinafter to the Board (except in subsection 14(c)) shall be deemed to refer to the Committee. Subject to the express provisions of the Plan, the Board may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, correct any defect or omission or reconcile any inconsistency in the Plan, determine the terms and provisions of the Options granted hereunder, determine and change the Offering Periods, Offering Dates and Exercise Dates (except as otherwise limited herein) and make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Board on all matters regarding the Plan shall be conclusive. A member of the Board shall only be liable for any action taken or determination made in bad faith.

SECTION 7
TERMS OF OPTIONS

(a)     Each Option shall, unless sooner expired pursuant to subsection 7(b) or (c), be exercised on the Exercise Date for the applicable Offering Period. Each Option not exercised during an Offering Period shall expire on the Exercise Date for the applicable Offering Period.

(b)     An Eligible Employee may at any time at least 10 business days before an Exercise Date (or such other date as may be selected by the Committee) terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in subsection 14(i). Such termination shall become effective upon receipt of such notice by the Company. As soon as practical following such notice, all funds then in the Eligible Employee's Purchase Account shall be returned to the Eligible Employee without interest. Subsequent cash dividends paid on shares held in the Eligible Employee’s Purchase Account will be paid to the Eligible Employee and not retained in such Purchase Account. Such Eligible Employee may again elect to participate in payroll deductions under the Plan on the next Offering Date pursuant to Sections 3 and 4, when, in accordance with Section 12, cash dividends paid on shares held in the Eligible Employee’s Purchase Account will again be credited to such Purchase Account for use pursuant to Section 3(a).

(c)     An Option shall expire on the first to occur of the Exercise Date for the applicable Offering Period and the date that the employment of the Eligible Employee with the Company and its Subsidiaries terminates (as determined by the Board) for any reason, including death or permanent disability (as determined by the Company’s long term disability plan). In the event that the Option expires because of termination of

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employment, all funds and shares then on deposit in the Eligible Employee's Purchase Account shall be returned without interest to the Eligible Employee (or his or her estate or the beneficiary designated pursuant to Section 9(b)) and the Eligible Employee's Purchase Account closed.

SECTION 8
MANNER OF EXERCISE OF OPTIONS AND PAYMENT FOR COMMON STOCK

(a)     Except as provided in subsection 7(b) or (c), each Eligible Employee's Option shall be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of shares of Common Stock, including fractional shares, will be purchased by the Administrator for each Eligible Employee with the entire proceeds of each Eligible Employee's Purchase Account. The Common Stock purchased under this Section 8 may be either treasury stock or stock of original issue, in the discretion and at the direction of the Company.

(b)     Upon the written request of an Eligible Employee following any Offering Period, the Administrator shall deliver (or cause to be delivered) to such Eligible Employee: (i) a certificate for up to all of the whole shares purchased under subsection 8(a) and then retained in the Eligible Employee’s Purchase Account (as adjusted pursuant to Section 10), and (ii) the cash value of any fraction of a share (based on the Fair Market Value of the common Stock as of the date such request is delivered) remaining in such Purchase Account requested to be withdrawn. Shares to be delivered to an Eligible Employee under the Plan will be registered in the name of the Eligible Employee or, at the election of the Eligible Employee, in the name of the Eligible Employee and his or her spouse as joint tenants with rights of survivorship. Any remaining shares in such Eligible Employee's Purchase Account will continue to be credited to such Eligible Employee's Purchase Account and cash dividends paid thereon will be credited to such Purchase Account without interest in accordance with Section 12.

(c)     Subsection 8(b) notwithstanding, an Eligible Employee may not withdraw any share purchased under this Plan until the date that is twelve months from the Exercise Date on which such share was purchased, except pursuant to subsection 7(c) upon the Eligible Employee’s death, permanent disability or other termination of employment.

(d)     Subject to Section 12, an Eligible Employee may not make additional cash payments into such Eligible Employee's Purchase Account.

SECTION 9
PROHIBITION OF TRANSFER AND DESIGNATION OF BENEFICIARY

(a)     No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect. An Option may be exercised only by the Eligible Employee during his or her lifetime.

(b)     Each Eligible Employee may file a written designation of beneficiary who is to receive any stock or cash held in the Eligible Employee’s Purchase Account in the event that such Eligible Employee dies.

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SECTION 10
ADJUSTMENT PROVISIONS

The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, the Option Price per share of each Option and the number of shares in each Purchase Account may all be appropriately adjusted as the Board may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this Section 10 shall be made according to the sole discretion of the Board, and its decision shall be binding and conclusive.

SECTION 11
DISSOLUTION, MERGER AND CONSOLIDATION

In the event of (i) the adoption of a plan of merger, consolidation, share exchange or similar transaction of the Company with any other corporation as a result of which the holders of the Common Stock of the Company in the aggregate would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of an agreement providing for the sale or transfer (other than as security for obligations of the Company) by the Company of a majority of the stock of a significant subsidiary of the Company or substantially all of the assets of the Company or of a significant subsidiary of the Company; (iii) the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Exchange Act, other than a person, or group including a person, who beneficially owned, as of the most recent Offering Date, more than 5% of the Company's securities, in the absence of a prior expression of approval of the Board; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, then any Option granted hereunder during the then-current Option Period shall remain exercisable until the Exercise Date of the then-current Option Period, subject to all of the terms hereof not inconsistent with this Section 11.

Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Company or the consummation of a merger or consolidation in which the stockholders of the Company receive less than 50% of the voting capital stock of the surviving or resulting corporation, each Option granted under the Plan shall terminate, but the Eligible Employee shall have the right, following the adoption of a plan of dissolution or liquidation or a plan of merger or consolidation and in any event prior to such dissolution, liquidation, merger or consolidation, to exercise his Option to purchase Common Stock on the Exercise Date of the then-current Offering Period, subject to all of the other terms hereof not inconsistent with this Section 11.

The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of the business or assets.

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SECTION 12
DIVIDENDS AND INTEREST

(a)     During any period in which an Eligible Employee is participating in the Plan through payroll deductions, but only during such period, cash dividends paid on shares (including any fraction of a share) held in an Eligible Employee’s Purchase Account will be credited to such Eligible Employee’s Purchase Account and used in addition to such payroll deductions to purchase shares of Common Stock on the Exercise Date. Adjustments made pursuant to Section 10 will be credited to the Purchase Account of the Eligible Employee. Dividends paid in property other than cash or shares of Common Stock will be distributed to an Eligible Employee as soon as practicable. No dividends will be earned on a share in an Eligible Employee’s Purchase Account until the dividend payment for the first dividend record date that follows the purchase date of such share.

(b)     No interest will accrue on or be payable with respect to cash dividends held in an Eligible Employee’s Purchase Account.

SECTION 13
LIMITATION ON OPTIONS

Notwithstanding any other provisions of the Plan:

(a)     All Eligible Employees shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased under Options granted pursuant to Section 3, shall bear a uniform relationship to the Compensation of Eligible Employees. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

(b)     The term of said Plan shall be for a period of 10 years commencing on the effective date and ending on the 10th anniversary of such effective date unless terminated earlier by the exhaustion of the Available Shares pursuant to Section 3 or 5 or as provided in subsection 14(c).

(c)     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent that, at the time of any such exercise, the shares are being purchased only for an investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representation is required by any applicable provisions of law.

SECTION 14
MISCELLANEOUS

(a)     Legal and Other Requirements. The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable foreign or domestic laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act and the requirements of any stock exchange upon which the shares of Common Stock may be listed if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may include a restricted legend as the Board shall deem appropriate.

(b)     No Obligation to Exercise Options. The granting of an Option shall impose no obligation upon an Eligible Employee to exercise such Option unless such Eligible Employee affirmatively elects to purchase Common Stock through payroll withholding as described in Section 4.

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(c)     Termination and Amendment of Plan. The Board may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that it may not materially and adversely affect any outstanding Option without the consent of the holder thereof.

(d)     Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(e)     Withholding Taxes. Upon the exercise of any Option under the Plan, the Company shall have the right to require the Eligible Employee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.

(f)     Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of such Eligible Employee.

(g)     Rights as a Stockholder. No Eligible Employee shall have any right as a stockholder with respect to shares covered by an Option unless and until such Option has been exercised.

(h)     Leaves of Absence and Disability. The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any Eligible Employee. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on Options under the Plan theretofore granted to any Eligible Employee who takes such leave of absence.

(i)     Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered on the date it is personally delivered, or the date that is three business days after it is sent by registered or certified mail, postage prepaid, to the Company’s Director of Human Resources, at the Company’s principal office at 3100 Smoketree Court, Suite 600, Raleigh, NC 27604; and shall be deemed delivered to an Eligible Employee (i) on the date it is personally delivered to him or her or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company or of any Subsidiary.

(j)     Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the state of Maryland.

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